Exhibit 10.38

DEBT EXCHANGE AGREEMENT

THIS DEBT EXCHANGE AGREEMENT (the “Agreement”) is made this 30 day of December 2011 among Stephen Walters (the “Debt Holder”) and Transax International Limited, a Colorado corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Debt Holder owns and holds debt of the Company in the amount of $122,163.92   (the “Exchange Debt”) as more fully described on Schedule A; and

WHEREAS, the Company desires to exchange an aggregate of  118,010 shares of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for the Exchange Debt on the terms and conditions set forth in this Agreement; and

WHEREAS, the Debt Holder desires to exchange the Exchange Debt for the Series B Preferred Stock on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Debt Holder, the Company and Walters hereby agree as follows:

1.      Incorporation by reference.  The above recitals are herein incorporated by reference.

2.      Exchange. The Company shall exchange an aggregate of 118,010 shares of its Series B Convertible Series B Preferred Stock (the “Series B Preferred Stock”) for the Exchange Debt on the terms and conditions of this Agreement.

3.      Rights and Preferences of the Series B Preferred Stock.  The terms and conditions of the Series B Preferred Stock are set forth in the form of certificate of designation of such series of preferred stock included in Schedule B (the “Certificate of Designations”).

4.      Delivery of Series B Preferred Stock.  Within 30 days after the Closing Date, as hereinafter defined, the Company shall deliver to the Debt Holder or their designees, the Series B Preferred Stock.

5.      Closing and Conditions to Close.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before December 31, 2011 (the “Closing Date”).

6.   Representations and Warranties of the Debt Holder.

a.           Good Title to the Exchange Debt.  The Debt Holder has good and marketable title to the Exchange Debt, free and clear of all liens, pledges, options, claims, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”).  There are no unpaid taxes or other matters which are or could become a Lien on the Exchange Debt.

b. The amount of the Exchange Debt represents the total indebtedness owed by the Company to the Debt Holder.

b.           The Debt Holders are experienced and sophisticated investors, able to fend for themselves in the transactions contemplated by this Agreement, and have such knowledge and experience in financial and business matters that are capable of evaluating the risks and merits of acquiring the Series B Preferred Stock.

7.           Miscellaneous.

A.           Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

B.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

C.           Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

D.           Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Colorado. Jurisdiction for any litigation related to this Agreement shall be in Broward County, Florida.

E.           Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

F.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

G.           Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.  Venue for any such action, in addition to any other venue permitted by statute, will be in Broward County, Florida.

H.           Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

I.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

J.           Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

IN WITNESS WHEREOF, the parties have respectively caused this Agreement to be executed on day and year first above written.

Company: Transax International Limited By: /s/ Stephen Walters Name: Stephen Walters Title: President and CEO	Debt Holder: Stephen Walters By: /s/ Stephen Walters Name: Stephen Walters Title:

Schedule A
Description of Exchange Debt

Party Name/Description	Amount (U.S. $)
Stephen Walters - Accounts payable and accrued expenses	560,245.00
Stephen Walters – Loans (principal and interest)	100,231.81
Less amounts assigned to China Direct Investments, Inc.	(538,312.89)
Net Exchange Debt	$122,163.92

Schedule B
Certificate of Designations Series B Preferred Stock

1.1           Automatic Conversion.  Immediately following the date on which the Company shall have filed Articles of Amendment to its Articles of Incorporation with the Secretary of State of Colorado increasing the number of its authorized shares of the Company’s Common Stock, $0.00001 par value (the “Common Stock”) or upon completion of a reverse stock split so that there are a sufficient number of shares of the Common Stock to permit a full conversion of the Series B Preferred Stock into shares of Common Stock based upon the Conversion Price (as hereinafter defined) (the “Conversion Condition”), all amounts due hereunder shall automatically convert into shares of Common Stock at the Conversion Price without any action of the Holder.  Promptly thereafter, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to such automatic conversion of the Series B Preferred Stock as determined in accordance herewith.

1.2           Conversion Price; Number of Shares.  The number of shares of Common Stock to be issued upon conversion of the Series B Preferred Stock shall be determined by multiplying (i) the number of shares of the Series B Preferred Stock by (ii) one (1) share of Common Stock after giving effect to an anticipated 700 for 1 reverse stock split of the Common Stock (the “Conversion Price”), subject to further adjustment from time to time upon the happening of certain events as set forth below.

1.3           Stock Dividends.  If the Company, at any time while the Series B Preferred Stock is outstanding, shall pay a dividend in shares of, or make other distribution of shares of the Common Stock, then the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

1.4           Consolidation or Merger.  At any time while the Series B Preferred Stock remains outstanding, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series B Preferred Stock providing that the Holder of the Series B Preferred Stock shall have the right to exercise such new Series B Preferred Stock (upon terms not less favorable to the holder than those then applicable to the Series B Preferred Stock) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Series B Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such consolidation, merger, sale or transfer by the Holder of one share of Common Stock issuable upon exercise of the Series B Preferred Stock had the Series B Preferred Stock been converted immediately prior to such consolidation, merger, sale or transfer. Such new Series B Preferred Stock shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this Section 1.4 shall similarly apply to successive consolidations, mergers, sales and transfers.

1.5           Restrictions on Shares.  The Series B Preferred Stock has been issued by the Company pursuant to the exemption from registration under the Act.  The shares of Common Stock issuable upon conversion of the Series B Preferred Stock may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Each certificate shares of Common Stock issuable upon conversion of the Series B Preferred Stock that have not been so registered and that has not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS:

1.6  Liquidation. In the event of a liquidation of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Common Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.